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                                                                     Exhibit 5.1

                  (Letterhead of GOWLING LAFLEUR HENDERSON LLP)


                                                        Suite 1200
                                                        700 - 2nd Street S.W.
                                                        Calgary, Alberta
                                                        Canada T2P 4V5
June 21, 2000                                           Telephone (403) 298-1000
                                                        Facsimile (403) 263-9193
                                                        www.gowlings.com

Westlinks Resources Ltd.                                File 78201
370, 800 - 6 Avenue S.W.
Calgary, Alberta
T2P 3G3

Ladies and Gentlemen:

RE: WESTLINKS RESOURCES LTD. (THE "COMPANY")

We have acted as counsel to the Company, an Alberta corporation, in connection with a registration statement on Form F-1 (the "Registration Statement") to be filed with the United States Securities and Exchange Commission to register under the United States Securities Act of 1933, as amended (the "Securities Act"):

     (a) 1,000,000 common shares of the Company (the "Common Shares") and 1,000,000 common share purchase warrants of the Company (the "Warrants") sold as a unit ("Units") consisting of one common share of the Company and one common share purchase warrant of the Company;

     (b)  1,000,000 Common Shares issuable upon the exercise of the Warrants;

     (c) 150,000 Common Shares and 150,000 common share purchase warrants (the "Over-Allotment Warrants") issuable upon the exercise by the Underwriter of its over-allotment option (the "Over-Allotment Options");

     (d) 150,000 Common Shares issuable upon the exercise of the Over-Allotment Warrants;

     (e)  200,000 common share purchase warrants (the "Underwriter's Warrants");

     (f) 200,000 Common Shares issuable upon the exercise of the Underwriter's Warrants;

     (g) 150,000 common share purchase warrants issued to a group of six unaffiliated lenders who provided bridge financing to the Company (the "Lenders' Warrants"); and
     (h)  150,000 Common Shares issued upon the exercise of the Lenders'
          Warrants.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of this opinion.


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On the basis of the foregoing, we are of the opinion that:

1. The 1,000,000 Common Shares offered by the Company included in the 1,000,000 Units and 150,000 Common Shares offered by the Company in the Over-Allotment Option have been duly authorized and when paid for and issued pursuant to the terms of the underwriting agreement between the Company and Spencer Edwards, Inc. (the "Underwriting Agreement"), will be legally issued, fully paid and non-assessable.

2. The Warrants, the Underwriter's Warrants and the Over-Allotment Warrants when signed and paid for in accordance with the terms of the Underwriting Agreement will constitute valid and binding obligations of the Company to issue Common Shares upon full payment therefor pursuant to the terms of such warrants.

3. The Common Shares issuable upon the exercise of the Warrants, the Underwriter's Warrants and the Over-Allotment Warrants have been duly authorized and, when issued and paid for in accordance with the terms of the Warrants, the Underwriter's Warrants and the Over-Allotment Warrants will be duly authorized, legally issued, fully paid and nonassessable.

4. The Lenders' Warrants constitute valid and binding obligations of the Company to issue Common Shares upon full payment therefor pursuant to the terms of such warrants.

5. The Common Shares issuable upon the exercise of the Lender's Warrants have been duly authorized and, when issued and paid for in accordance with their terms, will be duly authorized, legally issued, fully paid and nonassessable.


6. The following is a fair summary of certain Canadian federal income tax considerations generally applicable to a person who acquires shares of common stock and warrants and who, for the purposes of the Income Tax Act (Canada) or the Tax Act, is not resident in Canada at any time while holding common stock or warrants to acquire common stock of Westlinks, does not carry on an insurance business in Canada, holds the common stock and warrants as capital property and who does not use or hold and is not deemed under the Tax Act to use or hold the common stock and warrants in or in the course of carrying on a business in Canada.


The following summary is based upon the current provisions of the Tax Act, the regulations thereunder, all proposed amendments thereto publicly released by the Department of Finance prior to the date hereof ("Proposed Amendments") and the current published administrative and assessing practices of the Canada Customs and Revenue Agency. This summary does not take into account tax legislation or considerations of any province or territory of Canada or any jurisdiction other than Canada and, except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law or administrative or assessing practices, whether by legislative, governmental or judicial action.



(a) U.S. stockholders will only be subject to Canadian tax in respect of the disposition of their common stock (other than on a disposition to Westlinks) or their warrants of Westlinks to the extent such shares or warrants constitute "taxable Canadian property" (as defined in the Tax Act) to the stockholder. Generally speaking, the common stock and warrants to acquire common stock of Westlinks will be taxable Canadian property to a holder if (i) the common stock of Westlinks is not listed on a prescribed stock exchange under the Tax Act (both the Canadian Venture Exchange and the Nasdaq are proposed to be listed as prescribed stock exchanges for this purpose) or (ii) the common stock of Westlinks is listed on a prescribed stock exchange and at any time during the five year period immediately preceding the disposition the stockholder, either alone or together with persons with whom the stockholder did not deal at arm's length, owned (or had rights, warrants or options to acquire) 25% or more of the issued shares of any class or series in the capital stock of Westlinks. Stockholders whose common stock or warrants to acquire common stock of Westlinks constitute taxable Canadian property will be liable to pay tax under the Tax Act on three-quarters (one-half, pursuant to the Proposed Amendments) of the amount of any capital gain realized on a disposition of the common stock or warrants.



(b) No Canadian tax (including on capital gains) will be payable in respect of the exercise of the warrants.


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(c)  Dividends paid, credited or deemed to have been paid to credited under the
     Tax Act on the common stock of Westlinks to U.S. stockholders will be subject to Canadian withholding tax at a rate of 25% of the gross amount of such dividend. Under the Canada-United States Income Tax Convention, the rate of withholding tax on dividends generally applicable to U.S. stockholders who beneficially own the dividends is reduced to 15%. In the case of U.S. stockholders that are corporations that beneficially own at least 10% of the voting stock of Westlinks, the rate of withholding tax on dividends is reduced to 5%.



(d) No Canadian estate taxes or succession duties will be imposed on the common stock or warrants held on death. However, on death, there will generally be a deemed disposition under the Tax Act of any common stock or warrants of Westlinks held at that time for proceeds of disposition equal to the fair market value of such securities immediately before the death. Capital gains, if any, realized on the deemed disposition will have the income tax consequences described above.


We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our name under the captions "Enforceability of Civil Liabilities against Foreign Persons", "Effect of Canadian Tax Laws on United States Stockholders" and "Legal Matters" in the Prospectus included therein.


Yours very truly,

GOWLING LAFLEUR HENDERSON LLP

Per: (signed) "Marcia L. Johnston"

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